EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-135249 on Form S-3 of our report dated March 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), relating to the financial statements and financial statement schedule of Maxwell Technologies, Inc., for the year ended December 31, 2003, appearing in the Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

September 13, 2006